UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2013

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events
Item 8.01	Other Events

On April 15, 2013, Limoneira Company (the “Company”) issued a press release announcing the Company’s sale of 165,000 shares of Calavo Growers, Inc. (“Calavo Growers”) common stock and the previously announced sale of its East Ridge parcel of property located in Santa Barbara County, California.

Sale of 165,000 Shares of Calavo Growers, Inc.

On April 11, 2013, the Company sold 165,000 shares of Calavo Growers common stock at a price of $29.02 per share (the closing price on April 10, 2013). Calavo Growers repurchased the shares pursuant to a stock purchase agreement between the companies in 2005. Following the sale of shares of Calavo Growers, the Company continues to own 500,000 shares of Calavo Growers common stock. The net proceeds to the Company from the sale were approximately $4.8 million. The Company intends to use the proceeds to reduce its long-term debt and to make strategic investments into its growth initiatives, including real estate development and agricultural acquisitions.

Sale of East Ridge Parcel of Property in Santa Barbara County, California.

As previously announced, on April 8, 2013, the Company and HM East Ridge, LLC entered into a Purchase and Sale Agreement with IPDC Construction, Inc. or its assignee to sell its East Ridge parcel of property located in Santa Barbara County, California, for a total sale price of $6.0 million. The real property is located in the City of Santa Maria, County of Santa Barbara, California and includes approximately 40 acres of land. The transaction is estimated to generate net proceeds of approximately $5.7 million. After transaction costs, the Company estimates that it will incur a non-cash impairment charge of approximately $1.8 million. The Company intends to use the proceeds to reduce its long-term debt and to make strategic investments into its growth initiatives, including real estate development and agricultural acquisitions.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated April 15, 2013 announcing sale of Calavo Growers stock and Sale of East Ridge parcel of property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2013	LIMONEIRA COMPANY

	By:	/s/ Joe Rumley
Joe Rumley
Chief Financial Officer